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                                                         Exhibit 23(c)


                            INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 and the related Prospectus, of (i) our report dated June 18, 1996, relating to the audited historical summary of gross income and direct operating expenses of Maryland Trade Center I and II, for the year ended December 31, 1995, which report is included in the Trust's Current Report on Form 8-K dated May 31, 1996, as amended by Amendment No. 1 dated July 25, 1996, (ii) our report dated October 17, 1997, relating to the audited historical summary of gross income and direct operating expenses of 1600 Wilson Boulevard, for the year ended December 31, 1996, which report is included in the Trust's Current Report on Form 8-K dated October 31, 1997 and
(iii) our report dated November 12, 1997, relating to the audited historical summary of gross income and direct operating expenses of Bethesda Hill Apartments, for the year ended December 31, 1996, which report is included in the Trust's Current Report on Form 8-K dated November 21, 1997.

STOY, MALONE & COMPANY, P.C.


Bethesda, Maryland
March 16, 1998